Exhibit 99.1

Press Release

RAND LOGISTICS LAUNCHES MARINE MIRACLE MONTH PROGRAM

Company to Donate $0.05 per Ton of Cargo Carried in August
to Benefit Children’s Charities Designated by Its Customers

Jersey City, NJ – June 1, 2016 -- Rand Logistics, Inc. (NASDAQ: RLOG) (“Rand”), a leading provider of bulk freight shipping services throughout the Great Lakes Region, today announced the launch of its Marine Miracle Month, a new program to benefit children’s charities.

Rand will donate $0.05 for every ton of cargo carried by its fleet during August 2016 to non-profit organizations with a primary focus on the health and wellbeing of children. The Company will provide its customers the opportunity to select the children’s charity of their choice and will make the donations in each customer’s honor. The donation amount will be based upon the total tons each customer ships during the program month. Total donations could amount to in excess of $100,000 based on historical August tonnage. Rand expects to distribute funds to designated charities in September 2016.

“Marine Miracle Month creates a vehicle for Rand to give back to our communities and expand the reach of our Corporate Social Responsibility efforts, while strengthening partnerships with our valued customers,” stated Ed Levy, Rand’s President and CEO. “We are looking forward to making Marine Miracle Month an annual event for Rand, our customers and the organizations and children in the communities that it positively impacts.”

Customers will work with their Rand representatives to select a qualifying not-for-profit organization.  Selected organizations must hold 501(c)(3) status in the U.S. or be a registered charity in Canada providing services and benefits to children.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including three tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

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Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events affecting our strategic plan and actual results of our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, participation by our customers in the Marine Miracle Month program, the effect of the economic downturn in certain of our markets; the weather conditions on the Great Lakes; our ability to maintain and replace our vessels as they age and the completion of the review and audit of our financial statements for the fourth quarter and fiscal year ended March 31, 2016.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 11, 2015.

CONTACT:

Rand Logistics, Inc.

Corporate Communications:
Annemarie Dobler
(212) 863-9429
apdobler@randlogisticsinc.com

www.randlogisticsinc.com